Exhibit 1.3

Explanatory report of the board of directors of Brembo S.p.A. on the only item on the agenda of the extraordinary shareholders’ meeting of Brembo S.p.A., called for July 27, 2023, on single call

(drafted pursuant to Article 125-ter of the Italian Legislative Decree No. 58 of February 24, 1998, and Articles 72 and 84-ter of the CONSOB Resolution No. 11971 of May 14, 1999)

“Proposal for the cross-border conversion of Brembo S.p.A. from Italy to the Netherlands, resulting in (i) the adoption of the legal form of a public company with limited liability (naamloze vennootschap) governed by the laws of the Netherlands and the adoption of the name “Brembo N.V.”; and (ii) the transfer of the registered office to Amsterdam (the Netherlands). Related and consequent resolutions, including the adoption of new articles of association in accordance with Dutch law, the reinstatement of the par value of ordinary shares, and a voluntary share capital decrease pursuant to Article 2445 of the Italian Civil Code, without cancellation of shares and without any reimbursement of capital to shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current Euro 0.104 (zero point one hundred and four) (implied par value) to Euro 0.01 (zero point zero one) and, therefore, for the maximum amount of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty)”

This is an English courtesy translation of the original document prepared in Italian language. In the event of inconsistencies the original Italian version of the Report shall prevail over this English courtesy translation.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS
This document has been prepared merely for informational purposes and is not intended to be, nor does it constitute, an offer or invitation to exchange or sell, or a solicitation of an offer to subscribe or purchase, or an invitation to exchange, purchase or subscribe any financial instrument or any part of the business or assets described herein, any other shareholding, or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of any applicable law. No offer of financial instruments will be made. This document is not a prospectus, an information document on a financial product or any other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council of 14 June 2017. This document does not constitute an offer to the public in Italy, within the meaning of Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this document in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must inform themselves and comply with such restrictions. This document does not constitute an offer of sale of financial instruments in the United States in accordance with the Securities Act or in any other jurisdiction in which it is illegal to do so, or a solicitation of votes in the shareholders’ meeting mentioned in this document. The financial instruments referred to in this document have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitute a breach of the law. The financial instruments referred to in this document may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or a transaction not subject to registration obligations under the Securities Act or the state or local laws applicable to financial instruments.

*.*.*

DISCLAIMER FOR U.S. INVESTORS
The transfer of the Company’s registered office to Amsterdam (the Netherlands) concerns the financial instruments of a foreign company. The transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments, since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the transaction, such as, for example, on the market or through private purchasers outside the market.

Index

1.	Preliminary remark	2

2.	Illustration of the Transaction and the rationale for it	3

2.1.	Name, legal form, registered office and governing law of the Company in the state of origin and the state of destination	3

2.2.	Legal framework, main steps and effective date of the Transaction	3

2.3.	Rationale for the Transaction.	7

2.4.	Conditions precedent	10

3.	New Articles and Special Voting Mechanism	11

3.1.	Adoption of the New Articles	11

3.2.	Description of the Special Voting Mechanism	12

4.	Right of withdrawal: shareholders eligible to exercise the right of withdrawal, data on the cash settlement offered to shareholders for withdrawal and digital address where the Company receives any withdrawal notices	22

5.	Impact of the Transaction on shareholders, creditors and employees	24

5.1.	Impact of the Transaction on shareholders	24

5.2.	Impact of the Transaction on creditors	25

5.3.	Impact of the Transaction on employees	26

6.	Discipline applicable to the Company and its shareholders as of the Transaction Effective Date	26

6.1.	Corporate governance	26

6.2.	Applicability of the rules of Italian and Dutch law on takeover bids	28

6.3.	Reporting requirements for major holdings	28

6.4.	Related party transactions	30

6.5.	Legislative Decree 231 and code of ethics	31

6.6.	Market abuse	31

6.7.	Corporate information	31

7.	Tax aspects of the Transaction	31

8.	Special advantages, if any, conferred in favor of individuals who are responsible for the administration or members of the Company’s supervisory bodies	32

9.	Public grants and loans received by the company, in any form, in Italy during the 5 (five) years prior to the date of this report	32

10.	Indicative timetable of Transaction	33

11.	Proposed resolution	33

1.	Preliminary remark

Shareholders,

this explanatory report (the “Report”) is drafted pursuant to Article 125-ter of the Italian Legislative Decree No. 58 of February 24, 1998 (the “ICLF”), Articles 72 and 84-ter of CONSOB Resolution No. 11971 of May 14, 1999 (the “Issuers’ Regulations”), with reference to the extraordinary shareholders’ meeting of Brembo S.p.A. (“Brembo” or the “Company”) called for July 27, 2023, at 9:00 a.m. CEST, in a single call, (the “Extraordinary Shareholders’ Meeting”), to illustrate and submit for your approval the proposed transaction for the cross-border conversion of Brembo from Italy as the state of departure, to the Netherlands, as the state of destination, (the “Cross-Border Conversion” or the “Transaction”), in the context of which Brembo, without being dissolved or going into liquidation and retaining its legal personality,

(i)
will adopt the legal form of a public company with limited liability (naamloze vennootschap) - substantially equivalent to the corporate type of joint-stock company (società per azioni) under Italian law) governed by the laws of the Netherlands - resulting in the assumption of the name “Brembo N.V.”, all in accordance with a new text of bylaws in accordance with the laws of the Netherlands, attached to this Report sub Annex A (1) (the “New Articles”); and

(ii)
will transfer its registered office to Amsterdam, the Netherlands, while retaining its tax residence in Italy and without any reorganization of its operating activities and people, who will continue seamlessly to operate in Italy through the establishment of a secondary office. The Company will also retain its current VAT number and Italian tax code.

In addition, in the context of the Cross-Border Conversion and immediately prior to its completion, the express par value of Brembo’s ordinary shares will be determined and specified in the bylaws of the Company under Italian law (that will be amended as described under Annex D) and subsequently specified in the New Articles as required by the laws of the Netherlands, and, to this extent, a voluntary share capital decrease will be executed pursuant to Article 2445 of the Italian Civil Code, without cancellation of shares and without any reimbursement of capital to shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current Euro 0.104 (zero point one hundred and four) (implied par value) to Euro 0.01 (zero point zero one) and, therefore, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (equal to no. 333,922,250 (three hundred and thirty-three million nine hundred and twenty-two thousand two hundred and fifty)) will not change and that no Brembo shareholder will exercise the Withdrawal (as defined below) due in connection with the Cross-Border Conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty) (the “Share Capital Decrease”).

Although the Transaction is not subject - for the reasons explained in the following paragraph 2.2 - to the provisions of Articles 6-16, Chapter II (Conversion), of Italian Legislative Decree no. 19 of March 2, 2023 (the “Legislative Decree 19”), which transposed in Italy the Directive (EU) 2019/2121 of the European Parliament and of the Council of November 27, 2019 (the “Directive 2121”), which in turn amends the Directive (EU) 2017/1132 of the European Parliament and of the Council of June 14, 2017 (the “Directive 1132”) regarding conversions, cross-border mergers and demergers, this Report aims to provide the information substantially similar to those required by Article 86-quinquies of Directive 1132, as amended by Directive 2121, Article 8 and Article 21 (as referred to in Article 7) of Legislative Decree 19.

(1) The New Articles are attached to this Report in the official Dutch language version, as well as in their Italian and English translations.

This Report was approved by Brembo’s board of directors on June 20, 2023, and is made available to the public, within the terms of the laws and regulations, at the Company’s registered office, on the Company’s website (www.brembo.com), section “Investors - For Shareholders - Shareholders’ Meetings,” as well as on the authorized storage mechanism “1info” of Computershare S.p.A. (www.1info.it).

Attached to this Report are (i) the New Articles (sub Annex A); (ii) the terms and conditions of the Special Voting Shares (as defined below) (sub Annex B); (iii) a comparative table of the main regulatory provisions applicable to the Company currently and following the completion of the Transaction (sub Annex C); and (iv) the new version of the bylaws of the Company under Italian law including the express par value of Brembo’s ordinary shares and the transitional clause relating to the Share Capital Decrease (sub Annex D).

The remaining documentation related to the Transaction will be made available in the manner and within the timeframe prescribed by the applicable laws and regulations.

*       *       *

2.	Illustration of the Transaction and the rationale for it

2.1.	Name, legal form, registered office and governing law of the Company in the state of origin and the state of destination

Information on the name, legal form, registered office and governing law of the Company in the state of departure (Italy) and the state of destination (the Netherlands) is given below:

	Company in the state of departure (Italy)	Company in the state of destination (Netherlands)
Name:	Brembo S.p.A.	Brembo N.V.
Legal form:	Joint-stock company (Società per Azioni) incorporated under Italian law	Public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands
Regulatory law:	Law of the Italian Republic	Laws of the Netherlands
Registered office:	Via Brembo 24, 24035 Curno (BG), Italy	Amsterdam, the Netherlands
Tax domicile:	Curno (BG), Italy	Curno (BG), Italy
Main office:	Via Brembo 24, 24035 Curno (BG), Italy	Via Brembo 24, 24035 Curno (BG), Italy
VAT number and Italian tax code:	00222620163	00222620163

2.2.	Legal framework, main steps and effective date of the Transaction

From a legal standpoint, the Transaction falls within the scope of so-called “cross-border transactions” - and in particular within the scope of so-called “cross-border conversions” - which European Union law and the case law of the Court of Justice of the European Union recognize and facilitate as an expression of the fundamental principle of freedom of establishment, with a view to ensuring a better functioning of the Single market (2). This freedom, as interpreted repeatedly by the Court of Justice of the European Union, includes the right of any company incorporated in accordance with the law of a member state to transfer its registered office to another member state, adopting a legal form peculiar to that system.

These principles were expressly recognized and declined by the European legislator, which, with the Directive 2121, introduced the principles and guidelines for a harmonized regulation of cross-border conversions, giving member states until January 31, 2023, to adopt the laws and regulations necessary to comply with the relevant provisions.

In particular, Article 86-ter, paragraph 2, of the Directive 1132, as amended by the Directive 2121, defines cross-border conversion as “an operation whereby a company, without being dissolved or wound up or going into liquidation, converts the legal form under which it is registered in a departure Member State into a legal form of the destination Member State (…) and transfers at least its registered office to the destination Member State, while retaining its legal personality” (3). As the Court of Justice of the European Union (4) has taken care to clarify, this definition also includes the case in which the transfer concerns only the registered office of the company and not also its actual seat (i.e., the place where the directive and administrative activity of the company is carried out), which may therefore remain located in the state of departure.

With regard to the implementation of the Directive 2121, it should be noted that (i) in the Netherlands, the legislative process has not been completed yet, pending the Senate’s scrutiny of the draft legislation approved by the House of Representatives on 1 June 2023; and (ii) in Italy has been adopted the Legislative Decree 19, entered into force on March 22, 2023, which provides that the relevant provisions “shall take effect as of July 3, 2023 and shall apply to cross-border and international transactions in which none of the participating companies, as of the same date, has published the draft” (article 56, paragraph 1). Therefore, due to the circumstance that the documentation related to the Transaction (including this Report which, as anticipated above, contains the information required by Article 86-quinquies of the Directive 1132, as amended by the Directive 2121, Article 8 and Article 21 - as referred to in Article 7 - of the Legislative Decree 19) was published on June 20, 2023 (i.e., prior to July 3, 2023), the provisions of the Legislative Decree 19 do not apply to the Transaction.

Notwithstanding the foregoing, the Transaction entails an amendment to the Company’s articles of incorporation, as such falling within the purview of the extraordinary shareholders’ meeting and incorporates the prerequisites for the entitlement to the right of withdrawal in favor of shareholders who did not participate in the approval of the relevant resolution pursuant to Article 2437, paragraph 1, of the Italian Civil Code (the “Withdrawal”).

(2) The reference to European Union law and the case law of the Court of Justice of the European Union is understood to refer specifically to Articles 49 and 54 of the Treaty on the Functioning of the European Union, as well as the decisions of the Court of Justice of the European Union concerning the transfer of a company’s registered office from one member state to another member state for the purpose of its conversion into a company subject to the law of the latter, including the decisions in the “Descartes,” “Vale,” and “Polbud” cases.
(3) A similar definition is contained in Article 6, paragraph 1, letter a), of Legislative Decree 19: “the operation by which a company, without being dissolved or subjected to liquidation and while retaining its legal personality, changes the law to which it is subject and its corporate type, adopting one provided for by the law of the state of destination and locating its registered office in compliance with that law.”
(4) In particular, in the “Polbud” case (see Court of Justice of the European Union, Judgment of October 25, 2017, Case C-106/16, Polbud v. Wykonawstwo sp. z o.o.), the Court of Justice of the European Union clarified that the cross-border conversion may also consist in the transfer to the destination member state of only the registered office of the company and not also its actual seat (i.e., the place where the company’s management and administrative activity is carried out), which may therefore remain located in the member state of departure.

More specifically, the resolution to transfer the registered office abroad, the approval of which is proposed entails the adoption by the Company of a legal form which, based on the laws of the destination member state (the Netherlands), corresponds to the Italian joint stock company (società per azioni), maintaining its legal relations (and therefore without dissolution in the departure member state and reconstitution in the destination member state).

In light of the above, the Cross-Border Conversion will be executed through the following main steps:

(i)
the resolution of the Extraordinary Shareholders’ Meeting concerning the cross-border conversion of Brembo from Italy, as the state of departure, to the Netherlands, as the state of destination, to be carried out - without Brembo being dissolved or going into liquidation and retaining its legal personality - by:

(a)
the adoption of the legal form of naamloze vennootschap (corresponding to the legal form of joint-stock company (Società per Azioni) under Italian law) governed by the laws of the Netherlands - resulting in the assumption of the name “Brembo N.V.”;

(b)
the amendment of the bylaws through the adoption of the New Articles in compliance with the laws of the Netherlands attached to this Report sub Annex A, as included in a notarial deed of conversion and amendment of the articles drafted pursuant to Dutch law (the “Dutch Notarial Deed”); and

(c)
the adoption of the terms and conditions of the Special Voting Shares (as defined below) attached to this Report sub Annex B (“Terms and Conditions of the Special Voting Shares” or “Terms and Conditions”);

(d)
the transfer of its registered office to Amsterdam, the Netherlands, without any reorganization of the operating activities and people of the Company or of the group headed by Brembo (the “Group”) - which will therefore continue to be headed by the Company without interruption - and maintaining its tax residence in Italy.

In this context, the Extraordinary Shareholders’ Meeting will also resolve upon (1) the determination and related specification, in the bylaws of the Company under Italian law (that will be amended as described under Annex D) and, subsequently, in the New Articles, of the express par value of Brembo’s ordinary shares as required by Dutch law, and (2) the Share Capital Decrease. The Share Capital Decrease will be carried out on a voluntary basis pursuant to Article 2445 of the Italian Civil Code, without cancellation of shares and without any reimbursement of capital to shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current Euro 0.104 (zero point one hundred and four) (implied par value) to Euro 0.01 (zero point zero one), that is, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (equal to no. 333,922,250 (three hundred and thirty-three million nine hundred and twenty-two thousand two hundred and fifty)) will not change and that no Brembo shareholder will exercise the Withdrawal due in connection with the Cross-Border Conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty). It is understood that the Share Capital Decrease shall be implemented - subject to (1) the expiration of the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo in the absence of oppositions, by Company’s creditors prior to registration (5); and (2) the fulfillment of, or (as the case may be) the waiver of, the Conditions (as defined below) - immediately prior to its completion;

(ii)	the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo;

(iii)
the conduct of the proceedings for the exercise of the Withdrawal and the liquidation of the Withdrawal Shares (as defined below) pursuant to Articles 2437 and following of the Italian Civil Code. For information, please refer to paragraph 4 below;

(iv)
the expiration of the period for Brembo’s creditors to oppose, prior to the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, the Cross-Border Conversion and the Share Capital Decrease (6);

(v)
subject to the fulfillment (or waiver, as the case may be) of the Conditions (as defined below), the execution the Dutch Notarial Deed, including the New Articles and the registration of the Company with the competent Dutch Commercial Register (Kamer van Koophandel). In this context, the Share Capital Decrease will become effective, resulting in a reduction of the unit par value of the Brembo’s ordinary shares to Euro 0.01 (zero point zero one);

(vi)	the registration of the Company, in its new legal form and name (i.e., Brembo N.V.), with the competent Dutch Commercial Register (Kamer van Koophandel);

(vii)	the cancellation of Brembo from the Companies’ Register of Bergamo;

(viii)
the establishment of a secondary office, with permanent representation, of the Company in Italy pursuant to Article 2508 of the Italian Civil Code and the registration of the same with the Companies’ Register of Bergamo. The Company will appoint one or more individuals as managers of the secondary office and representatives of the Company in Italy.

The Transaction will become effective on the date of the execution of the Dutch Notarial Deed (the “Transaction Effective Date”). The Transaction will not result in any dissolution or liquidation of the Company (nor therefore any need for reconstitution in the destination member state). Brembo will therefore retain its legal personality without any impact on the Company’s legal relations, which will continue seamlessly.

Brembo shares are currently listed on the Italian regulated market Euronext Milan organized and managed by Borsa Italiana S.p.A. (“Euronext Milan”), under ISIN code IT0005252728 (with respect to Brembo’s ordinary shares held by Brembo shareholders who do not benefit from the voting rights increasing mechanism under Article 127-quinquies of the ICLF (the “Voting Increase”)) and ISIN code IT0005380149 (with respect to Brembo’ ordinary shares held by Brembo shareholders who benefit from the Voting Increase). Brembo’s ordinary shares will continue to be listed on Euronext Milan seamlessly following the Transaction, as a result of which a new ISIN code will be assigned to them. The Transaction, therefore, will not affect the listing of Brembo’s ordinary shares or the continuity of trading.

(5) The Share Capital Decrease may be carried out, pursuant to Article 2445, paragraph 3, of the Italian Civil Code, only once the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with Companies’ Register of Bergamo has elapsed, provided that within that period no creditor of the Company prior to the registration has filed an opposition. Pursuant to Article 2445, paragraph 4, of the Italian Civil Code, if oppositions are filed within that period, the Court may order that the transaction nevertheless take place, when it deems that the danger of prejudice to creditors is unfounded, or the Company has provided suitable guarantees.
(6) See previous note.

In addition, the Transaction will have no effect on financial statement disclosures. In fact, the Company’s financial statements will continue to be drafted on the basis of IAS/IFRS.

As indicated above, the Transaction is aimed at transferring only the Company’s registered office to the Netherlands. Therefore, in the context of the Transaction, no reorganization of the Company’s or the Group’s operating activities is envisaged, which will therefore continue to be carried out by the Company, without any transfer of people to the Netherlands. Furthermore, the Company, also following the completion of the Transaction, will maintain its tax residence in Italy. Finally, the Company will retain its current VAT number and Italian tax code.

2.3.	Rationale for the Transaction.

Brembo is a world leader in the design, development and production of braking systems and components for transportation vehicles within the global market. The Company operates, either directly or through subsidiaries and related companies, in 15 (fifteen) countries on 3 (three) different continents, with 23 (twenty-three) production sites and sales offices, counting on the collaboration of more than 15,000 (fifteen thousand) people, of which about 10% (ten percent) are engineers and product specialists working in research and development.

The Group’s main market is represented by the world’s leading manufacturers of passenger cars, motorcycles and commercial vehicles, as well as manufacturers of racing cars and motorcycles. Thanks to a constant focus on innovation and technological and process development, factors that have always underpinned Brembo’s philosophy, the Group enjoys consolidated international leadership in the study, design and production of high-performance braking systems for a wide range of road and racing vehicles, targeting both the original equipment market and the aftermarket. During 2022, Brembo generated consolidated net revenues of Euro 3.6 (three point six) billion, up 30.7 percent (thirty point seven percent) from Euro 2.8 (two point eight) billion in the same period of 2021.

Brembo is currently focused on the “top” segments of the automotive sector and, geographically, develops most of its sales in Europe, North America and China. In order to reduce the risk of saturation in the segments/markets in which it operates, the Group has long been pursuing a strategy of diversification into other geographic areas and is gradually expanding its product range, also turning its attention to the “middle” segment.

The Transaction is intended to facilitate the achievement of the aforementioned objectives and, primarily, to create suitable conditions for the Group’s future growth, including through acquisitions, to the benefit of its shareholders and stakeholders. To this end, the choice of the Netherlands as the state of destination is aimed at placing the Company’s registered office in a jurisdiction that is ideal for the purpose in several respects, as witnessed by the numerous transfers to the Netherlands of the registered office of many groups - including Italian ones - with an international vocation.

From a strategic standpoint, with the relocation of the registered office to the Netherlands and the simultaneous introduction of a Special Voting Mechanism, enhanced compared to the one already adopted by the Company, Brembo intends to pursue the following objectives:

(i)
adopting a flexible share capital structure to enable the Company, on the one hand, to maintain and further strengthen a solid and stable shareholder base and, on the other hand, to reconcile this essential objective of stability and business continuity with the aforementioned strategies of growth and diversification, creating the prerequisites to be able to seize opportunities for acquisitions of, and/or strategic alliances with, companies active in sectors similar or complementary to that in which the Group operates, by means of issuance of new shares in favor of, and/or in exchange of shares with, third parties;

(ii)	rewarding long-term oriented shareholders in a more effective manner. Indeed, it is believed that a stable shareholder base is more likely to support long-term growth strategies;

(iii)
benefitting from a corporate framework that is widely recognized and appreciated by international investors, in order to enhance the global profile and international scale of Brembo, while preserving its Italian identity and the historical presence of the Company in Italy;

(iv)	enhancing the access to capital with the ability to benefit from a deeper pool of equity and debt financing sources.

In the context of the Transaction, the Company intends to pursue the above objectives without any impact with regard to the organization, people, management and business in Italy or in any other region where the Group operates. In particular, no reorganization is envisaged, nor is any transfer to the Netherlands of the Group’s activities. Furthermore, the Company, even after the Transaction, will maintain its tax residence in Italy. The maintenance of the current structure of the Group, which will continue to be headed by the Company, reflects the importance for Brembo to maintain its Italian identity and the historical presence of the Company in Italy.

*       *       *

In the context and for the purposes of the Transaction, Brembo’s board of directors intends also to propose to the shareholders to proceed with the Share Capital Decrease in order to facilitate the determination of the par value of Brembo ordinary shares. In this regard, it should be noted that Dutch law, contrary to Italian law, does not allow the issuance of shares of Dutch N.V.’s without express indication of par value and, on the other hand, it requires that the par value is specified in the articles of association and consists of no more than two decimal places.

Currently, Article 5 of Brembo’s bylaws provides that the shares are without any indication of the par value; however, taking into account the amount of the subscribed and paid-up share capital (amounting to Euro 34,727,914 (thirty-four million seven hundred and twenty-seven nine hundred and fourteen)) and the number of Brembo shares issued (amounting to 333,922,250 (three hundred and thirty-three million nine hundred and twenty-two thousand two hundred and fifty)), the implied par value of the same is equal to Euro 0.104 (zero point one hundred and four). Therefore, in order to specify into the New Articles a unit par value of ordinary shares with only two decimal places, instead of the current three, and equal to Euro 0.01 (zero point zero one), so as to limit the impact of the introduction of Special Voting Shares (as defined below) on reserves, simplify the administrative management of the Special Voting Mechanism (as defined below) and make any future capital transactions easier, it is intended to proceed with the reduction of the unit par value of Brembo’s ordinary shares (without repayment to shareholders, but rather by transferring the amount of capital subject to reduction to reserves) and, therefore, with the Share Capital Decrease.

Below is the text of Article 5 of the bylaws for which the board is proposing the amendment, with a side-by-side exposition of the current and proposed text.

Current text	Proposed text
Art. 5) SHARE CAPITAL	Art. 5) SHARE CAPITAL
The Company’s share capital shall amount to €34,727,914 (thirty four million, seven hundred and twenty seven thousand and nine hundred and fourteen) divided into 333,922,250 (three hundred and thirty three million, nine hundred and twenty two thousand, two hundred and fifty) ordinary shares with no nominal value

The Company’s share capital shall amount to €34,727,914 (thirty four million, seven hundred and twenty seven thousand and nine hundred and fourteen) divided into 333,922,250 (three hundred and thirty three million, nine hundred and twenty two thousand, two hundred and fifty) ordinary shares with no nominal value

Pursuant to Article 2443 of the Civil Code, the Extraordinary Shareholders’ Meeting held on April 18th 2019 resolved to grant to the Board of Directors the power of attorney to increase the share capital for a maximum amount of Euro 3,472,791.40, through payment, one or more times, even in a separate way pursuant to Article 2439 , paragraph 2 of the Civil Code , and no later than April 18th 2024, excluding any option rights pursuant to art. 2441, para-graph 4, second sentence, of the Civil Code. Such increase will be realized through the issuance, in one or more tranches, of maximum 6,678,445 shares with no nominal value or - if lower – of a different number of shares that, at each date of the execution of the power of attorney (and considering any possible issuance of shares already made in the execution of the power of attorney stated herein, will form 10% (ten percent) of the total number of shares of the Company on the same date.

Pursuant to Article 2443 of the Civil Code, the Extraordinary Shareholders’ Meeting held on April 18th 2019 resolved to grant to the Board of Directors the power of attorney to increase the share capital for a maximum amount of Euro 3,472,791.40, through payment, one or more times, even in a separate way pursuant to Article 2439 , paragraph 2 of the Civil Code , and no later than April 18th 2024, excluding any option rights pursuant to art. 2441, para-graph 4, second sentence, of the Civil Code. Such increase will be realized through the issuance, in one or more tranches, of maximum 6,678,445 shares with no nominal value or - if lower – of a different number of shares that, at each date of the execution of the power of attorney (and considering any possible issuance of shares already made in the execution of the power of attorney stated herein, will form 10% (ten percent) of the total number of shares of the Company on the same date.

For the purposes of the execution of such power of attorney, the Board of Directors has been also assigned with the power to (a) determine, for each single tranche, the number, the is-sue unit price and the enjoyment of the ordinary shares rights, within the sole limits provided by art. 2441, paragraph 4, sentence 2 and / or art. 2438 and/or the paragraph 5 of art. 2346 of the Italian Civil Code; (b) determine the period for the subscription of the ordinary shares of the Company; and (c) give execution to the power of attorney mentioned above, including, but not limiting to, those power of attorneys to amend the by-laws from time to time, if necessary.

For the purposes of the execution of such power of attorney, the Board of Directors has been also assigned with the power to (a) determine, for each single tranche, the number, the is-sue unit price and the enjoyment of the ordinary shares rights, within the sole limits provided by art. 2441, paragraph 4, sentence 2 and / or art. 2438 and/or the paragraph 5 of art. 2346 of the Italian Civil Code; (b) determine the period for the subscription of the ordinary shares of the Company; and (c) give execution to the power of attorney mentioned above, including, but not limiting to, those power of attorneys to amend the by-laws from time to time, if necessary.

The Extraordinary Shareholders’ Meeting held on July 27, 2023 resolved to reduce the share capital on a voluntary basis, pursuant to Article 2445 of the Italian Civil Code, without cancellation of any of the Company’s ordinary shares and without any reimbursement of the share capital to its shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current implied par value of Euro 0.104 (zero point one hundred and four) to Euro 0.01 (zero point zero one), and thus, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (equal to no. 333,922,250) does not change and that no Brembo shareholder exercises the right of withdrawal due in connection with the cross-border conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty); subject to (i) the expiration of the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo in the absence of oppositions, by Company’s creditors prior to registration; and (ii) the fulfillment of, or (as the case may be) the waiver of, the conditions upon the occurrence of which the completion of the cross-border conversion is conditional, immediately prior to the completion of the conversion itself.

The full text of Brembo’s Italian bylaws, including the amendment described above, is attached to this Report sub Annex D.

Without prejudice to the provisions under paragraph 4 below, the Capital Decrease itself does not give the right of withdrawal to the Company’s shareholders, as none of the prerequisites set forth in Article 2437 of the Italian Civil Code or other provisions of law are met.

2.4.	Conditions precedent

The completion of the Cross-Border Conversion, through the execution of the Dutch Notarial Deed, is subject to the fulfillment (or waiver) of the following conditions precedent (the “Conditions”), that can be waived by the board of directors of the Company:

(i)
that no governmental entity of any competent jurisdiction has approved, issued, promulgated, implemented or submitted any measure, which is effective and has the effect of prohibiting or rendering invalid the performance of the Transaction;

(ii)	that the amount of money, if any, to be paid by the Company

(a)	pursuant to Article 2437-quater of the Italian Civil Code, to Brembo’s shareholders who have exercised the Withdrawal in connection with the Cross-Border Conversion; and/or

(b)
to Brembo’s creditors prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, who have proposed opposition to the Cross-Border Conversion and/or the Share Capital Decrease (or, alternatively, to banks or other financial institutions in order to sufficiently secure the claims of such Brembo’s creditors);

(the “Disbursement Amount”) shall not exceed in the aggregate the amount of Euro 200,000,000 (two hundred million), it being understood, in any event and for the sake of clarity, that the Disbursement Amount shall be calculated upon completion of the liquidation procedure for the Withdrawal Shares (as defined below), net of (1) the aggregate amount payable by the Company’s shareholders or third parties for the purchase of the Withdrawal

Shares pursuant to Article 2437-quater of the Italian Civil Code and (2) the amount to be paid pursuant to the Back Stop Commitment (as defined below) assumed by the majority shareholder Nuova FourB S.r.l., (equal to Euro 50,000,000 (fifty million) regarding which please refer to paragraph 4 below), as well as any other purchase or commitment to purchase the Withdrawal Shares;

(iii)
that have not occurred, at any time prior to the execution of the Dutch Notarial Deed, at a national or international level, (a) events or situations not known to the Company and/or the market, involving significant changes in the regulatory, political, financial, economic, currency or market situation, nationally or internationally, or any escalation or aggravation thereof that would have substantially adverse effects on the Transaction, the Company and/or the Group; and/or (b) events or situations of an extraordinary nature which, individually or in the aggregate, cause, or could reasonably be expected to cause, materially adverse effects on the legal situation, business as well as on the financial, equity and/or economic conditions (including prospective) of the Company and/or the Group and/or on the performance of Brembo’s ordinary shares on Euronext Milan (the “MAC/MAE Condition”). It is understood that this MAC/MAE Condition also includes, specifically, any events or situations listed in (a) and (b) above that may occur as a result of, or in connection with, the release of COVID-19, the Russia-Ukraine politico-military crisis and China-U.S. politico-military tensions that, although they are events in the public domain as of the date of this Report, may result in detrimental effects, in the terms set forth above, that are new and not anticipated or foreseeable.

The Company will notify the market of relevant information regarding the fulfillment or non-fulfillment of the Conditions, or the waiver of one or more of them, in accordance with applicable laws and regulations.

3.	New Articles and Special Voting Mechanism

3.1.	Adoption of the New Articles

Brembo’s current bylaws, which comply with Italian law, were originally adopted at the time of Brembo’s incorporation by a deed drawn up by Notary Public Enrico Gentile on January 25, 1971, under repertoire no. 1383311 and most recently amended by resolution of Brembo’s extraordinary shareholders’ meeting held on December 17, 2021 (the minutes of which were drawn up, by deed of Notary Giovanni Vacirca, dated December 18, 2021, under repertoire no. 167898 and collection no. 76975).

The Extraordinary Shareholders’ Meeting will be asked to approve the New Articles, which comply with the laws of the Netherlands, in the form attached to this Report sub Annex A. The New Articles, if approved by the aforementioned Extraordinary Shareholders’ Meeting, will come into effect on the Transaction Effective Date, replacing Brembo’s bylaws under Annex D.

For information on Brembo’s corporate governance system and shareholders’ rights following the completion of the Transaction, please refer to paragraph 5.1 below as well as to the text of the New Articles (Annex A) and the table containing a comparative summary of the provisions currently in force and those that will be applicable as of the Transaction Effective Date (Annex C).

3.2.	Description of the Special Voting Mechanism

3.2.1.	Preliminary remark

In order to further strengthen the stability of the Group and incentivize the development and ongoing involvement of a stable base of long-term shareholders (so-called loyal shareholders), also in function of the implementation of the Group’s growth strategy through acquisitions and consolidation of companies active in sectors similar or complementary to the one in which the Group operates, the Transaction envisages confirming and strengthening the institution of the Voting Increase pursuant to Article 127-quinquies of the ICLF (so-called loyalty scheme) currently in place since 2019, through the adoption of a mechanism based on the allocation to “loyal” shareholders of special shares that grant additional voting rights to those due by virtue of holding ordinary shares (the “Special Voting Mechanism”).

In the Italian legal system, the law (i.e., Article 127-quinquies of the ICLF) allows the benefit of the Voting Increase, to the maximum extent of 2 (two) votes to be attributed to each share that has belonged to the same shareholder for a continuous period of at least 24 (twenty-four) months from the date of registration in the special register established pursuant to Article 127-quinquies, paragraph 1, of the ICLF (the “Italian Special List”), upon request by each shareholder. Entitlement to benefit of the Voting Increase, once the relevant prerequisites are met, is achieved as a result of continuous inclusion in the Italian Special List, without the need for the eligible shareholders to be granted additional shares to the ordinary shares already held.

In contrast, in the Dutch system, the voting increase is granted, to shareholders who have accrued the right, through the allotment of a special category shares (the “Special Voting Shares” or “SVS”) that grant voting rights in proportion to their par value.

The Special Voting Mechanism provides – through the matching of Special Voting Shares to Brembo’s Ordinary Shares which continue to award 1 (one) vote each, (the “Ordinary Shares”) - that long-term “loyal” shareholders have the opportunity to exercise:

(i)
1 (one) additional vote for each Ordinary Share held for a continuous period of 1 (one) year. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 2 (two) votes;

(ii)
2 (two) additional votes for each Ordinary Share held for a continuous period of 2 (two) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 3 (three) votes;

(iii)
3 (three) additional votes for each Ordinary Share held for a continuous period of 3 (three) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 4 (four) votes;

(iv)
4 (four) additional votes for each Ordinary Share held for a continuous period of 4 (four) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 5 (five) votes;

(v)
5 (five) additional votes for each Ordinary Share held for a continuous period of 5 (five) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 6 (six) votes;

(vi)
6 (six) additional votes for each Ordinary Share held for a continuous period of 6 (six) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 7 (seven) votes;

(vii)
7 (seven) additional votes for each Ordinary Share held for a continuous period of 7 (seven) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 8 (eight) votes;

(viii)
8 (eight) additional votes for each Ordinary Share held for a continuous period of 8 (eight) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 9 (nine) votes;

(ix)
9 (nine) additional votes for each Ordinary Share held for a continuous period of 9 (nine) years. Therefore, under this circumstance, each Ordinary Share - through the matching of a Special Voting Share - will allow to exercise a total of 10 (ten) votes.

In addition, in order to reward Brembo’s current shareholders who, as of today, are already - or express their desire to become - long-term shareholders and who intend to support the Company in its growth and internationalization project (an essential phase of which is the Cross-Border Transaction), as well as to encourage the long-term commitment of all Brembo’s current shareholders, the Special Voting Mechanism provides for:

(i)
the allocation of 1 (one) additional vote to each Ordinary Share that is registered in the Italian Special List by the date on which the period for the exercise of the Withdrawal expires (i.e., the 15th (fifteenth) day following the registration at the Companies Register of Bergamo of the resolution of the Extraordinary Shareholders’ Meeting) (the “Final Term”) and remains in the ownership thereof until the Transaction Effective Date; and

(ii)
the computation for the purpose of the allotment of Special Voting Shares as the case may be, (a) the prior attainment of the additional voting rights currently in force as a result of the passing of the minimum holding period of the Ordinary Shares for 24 (twenty-four) months and, therefore, of the prior entitlement to the benefit of 1 (one) additional vote for each Ordinary Share; and (b) of the previous period of registration into the Italian Special List, all as better described in paragraph 3.2.2 below.

The characteristics of the Special Voting Shares are described in the New Articles, attached to this Report sub Annex A, as well as in the Terms and Conditions of the Special Voting Shares, attached to this Report sub Annex B.

The allotment of Special Voting Shares does not preclude the transferability of the Ordinary Shares associated with them, it being understood that, for the purpose of the transfer, the shareholder must request, through its intermediary, the removal of the Ordinary Shares it intends to transfer from the special register maintained by Brembo pursuant to the Terms and Conditions of the Special Voting Shares (the “Loyalty Register”). However, subject to transfers to specific successors in title (in respect of which please refer to the Terms and Conditions), following the transfer the voting rights associated with the Special Voting Shares will be suspended with immediate effect and the Special Voting Shares will be transferred to Brembo without the payment of any consideration (for further details please refer to paragraph 3.2.4 below).

3.2.2.	Description of the allotment mechanism of Special Voting Shares

a)	Entitlement to 2 (two) voting rights: allotment of Special Voting Shares A

Initial allotment: Brembo’s shareholders who (1) do not hold the Voting Increase at the Transaction Effective Date and (2) have registered (or have validly submitted to Brembo the request for registration) of their Ordinary Shares in the Italian Special List by the Final Term, shall be entitled to exercise a total of 2 (two) voting rights for each Ordinary Share held and to this end shall be entitled to receive - for each Ordinary Share held and which have been continuously registered in the Italian Special List by the Final Term - 1 (one) Special Voting Share of category “A” granting 1 (one) voting right (the “Special Voting Shares A” or “SVS A”) as long as the relevant shareholder makes such application as provided below (the shareholders making such application, the “Initial Electing A Shareholders”). The Special Voting Shares A will be allotted to the Initial Electing A Shareholders no later than 15 (fifteen) business days from the Transaction Effective Date (the “Initial Allotment Date”).

Brembo’s shareholders who, as of the date of this Report, have not registered their Ordinary Shares in the Italian Special List and intend to become Initial Electing A Shareholders shall be required to register their Ordinary Shares in the Italian Special List by the date of the Final Term, by means of the procedure described in Brembo’s regulations for increasing voting rights available on Brembo’s website (www.brembo.com). In particular, such shareholders will be required to submit the form of request for the registration in the Italian Special List of all or part of their Ordinary Shares to their intermediary, so that the intermediary can ensure that the registration request and related ancillary documents are received by Brembo by the date of the Final Term.

Subsequent allotment: Brembo’s shareholders who (1) have not registered their Ordinary Shares in the Italian Special Register or (2) have validly submitted a request to Brembo for their inclusion in the Italian Special List after the Final Term, upon application for registration of its Ordinary Shares in the Loyalty Register ,shall be entitled to exercise a total of 2 (two) voting rights for each Ordinary Share held after 1 (one) year of uninterrupted holding of the Ordinary Shares, as well as of continuous registration of the same in the Loyalty Register. Only for Ordinary Shares for which the request for inclusion in the Italian Special List has been validly submitted to Brembo after the Final Term, the previous inclusion in the Italian Special List will be taken into account.

To this end, the aforesaid persons shall be entitled to receive, for each Ordinary Share held, 1 (one) Special Voting Share A, provided that the shareholder concerned makes a request as provided below. After 1 (one) year from the date of registration of the Ordinary Shares in the Loyalty Register, such Special Voting Shares A shall be allotted to the entitled Brembo shareholders.

(1)	Request for the initial allotment of SVS A by Initial Electing A Shareholders

The Initial Electing A Shareholders shall be entitled to receive, on the Initial Allotment Date, a number of Special Voting Shares A corresponding to the number of Ordinary Shares registered in the Italian Special List (or for which the request for registration has been validly submitted to Brembo) by the Final Term and for which the benefit of the Voting Increase has not accrued by the Transaction Effective Date. For this purpose, on the Transaction Effective Date, Ordinary Shares continuously registered in the Italian Special List (or for which the request for registration has been validly submitted to Brembo) prior to the Final Term will be automatically registered in the Loyalty Register. From the date of such registration, such Ordinary Shares will become Qualifying Ordinary Shares A (as defined in the Terms and Conditions).

Initial Electing A Shareholders who wish to receive Special Voting Shares A on the Initial Allotment Date should follow the procedure described in the Terms and Conditions available on Brembo’s website (www.brembo.com).

In particular, following to the completion of the Transaction, the Initial Electing A Shareholders shall for this purpose:

(a)
submit an election form (the “Initial Electing Form”), and power of attorney (the “Power of Attorney”) which will be made available on Brembo’s website (www.brembo.com), duly completed and signed, to their respective intermediary within 10 (ten) business days from the Transaction Effective Date. The intermediary shall send to Brembo the Initial Electing Form and the Power of Attorney, appropriately completed and signed by the requesting shareholders; and

(b)	continue to hold, from the Transaction Effective Date until the Initial Allotment Date, the Ordinary Shares in respect of which the Special Voting Shares A shall have been applied for.

The ownership of the Ordinary Shares on the Transaction Effective Date and the date of transmission of the Initial Electing Form and the Power of Attorney to the intermediary will be attested by the intermediary.

Subject to the verification that the conditions for the allotment of Special Voting Shares A are met, the Initial Electing A Ordinary Shares shall entitle the relevant holder to receive a corresponding number of Special Voting Shares A which will, therefore, become Qualifying Ordinary Shares A (as defined in the Terms and Conditions). The Special Voting Shares A will be issued no later than 15 (fifteen) business days after the Transaction Effective Date; on the same date, each Initial Electing A Shareholder will receive one Special Voting Share A for each Qualifying Ordinary Share A held.

(2)	Request for subsequent allotment of Special Voting Shares A by shareholders not registered in the Italian Special List on the Transaction Effective Date

Following the completion of the Transaction, Brembo shareholders who (1) do not have registered their Ordinary Shares in the Italian Special List and (2) wish to receive Special Voting Shares A must request Brembo to register (in whole or in part) their Ordinary Shares within the Loyalty Register by sending, through their respective depository intermediaries, a request form (the “Election Form”) and the Power of Attorney, which will be made available on Brembo’s website (www.brembo.com), duly completed and signed by the requesting shareholders.

Ownership of the Ordinary Shares on the date of transmission of the Election Form to the depository intermediary will be attested by that intermediary.

From the date the Ordinary Shares are registered in the Loyalty Register in the name of the same shareholder or his successor provided that he is a “loyalty transferee” (as defined in the Terms and Conditions), such Ordinary Shares will become Electing Ordinary Shares (as defined in the Terms and Conditions). After 1 (one) year of uninterrupted holding (as well as continuous enrollment in the Loyalty Register), the Electing Ordinary Shares will become Qualifying Ordinary Shares A and the holder will receive 1 (one) Special Voting A Share for each Qualifying Ordinary Share A held.

(3)	Request for subsequent allotment of SVS A by shareholders registered in the Italian Special List after the Final Term

In the event of a request for the allotment of SVS A by shareholders who (1), as of the Transaction Effective Date, are not holders of the Voting Increase and (2) have validly submitted to Brembo the request for registration of their Ordinary Shares in the Italian Special List after the Final Term, the previous period of registration in the Italian Special List shall also be taken into account, subject to the conditions indicated below. In particular, the term of 1 (one) year of uninterrupted holding of the Electing Ordinary Shares (as well as of continuous registration in the Loyalty Register) shall run from the date of the initial registration in the Italian Special List.

After the expiration of the aforementioned term, the Electing Ordinary Shares will become Qualifying Ordinary Shares A and the holder will receive 1 (one) Special Voting Share A for each Qualifying Ordinary Share A held.

To this end, Ordinary Shares that are registered in the Italian Special List on the Transaction Effective Date will be automatically registered in the Loyalty Register.

After that date, shareholders who wish to keep their Ordinary Shares on the Loyalty Register shall follow the procedure described in the Terms and Conditions of the Special Voting Shares and submit to Brembo, through their respective intermediary the registration confirmation form (the “Registration Confirmation Form”) which will be made available on the Company’s website (www.brembo.com), duly completed and signed, within 10 (ten) business days from the Transaction Effective Date. The intermediary will send the Registration Confirmation Form, duly completed and signed by the requesting shareholders, to Brembo.

Following the receipt of the Registration Confirmation Form by the Company, such Ordinary Shares will be converted into Electing Ordinary Shares and treated as such as of the Transaction Effective Date.

The ownership of Brembo’s shares on the Transaction Effective Date and at the date of submission of the Registration Confirmation Form to the depository intermediary will be attested by the intermediary.

b)	Entitlement to 3 (three) voting rights: allotment of Special Voting Shares B

Initial Allotment: Brembo shareholders who on the Transaction Effective Date hold the Voting Increase shall be entitled to exercise a total of 3 (three) voting rights for each Ordinary Share held and, for this purpose, shall be entitled to receive - for each Ordinary Share held and continuously registered in the Italian Special List before the Final Term - 1 (one) Special Voting Share of category “B” granting 2 (two) voting rights (the “Special Voting Shares B” or “SVS B”) as long as the relevant shareholder makes such application as provided below (the shareholders making such application, the “Initial Electing B Shareholders” and, together with the Initial Electing A Shareholders, collectively, the “Initial Electing Shareholders”). The Special Voting Shares B will be allotted to the Initial Electing B Shareholders on the Initial Allotment Date.

Subsequent assignment:

−
Brembo’s shareholders who (1) have registered (or have validly made a request to Brembo for registration of) their Ordinary Shares in the Italian Special List prior to the date of the announcement of the Transaction to the market (i.e., prior to June 20, 2023)(the “Announcement Date”) and (2) are not holders of the Voting Increase as of the Transaction Effective Date, shall be entitled to exercise 3 (three) voting rights for each Ordinary Share held, at the earlier between (1) the lapse of the 24th (twenty-fourth) month from the registration of the Ordinary Shares in the Italian Special List; and (2) the lapse of 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares A;

−
Brembo’s shareholders who (1) have not registered their Ordinary Shares in the Italian Special List or (2) have not validly made a request to Brembo to register their Ordinary Shares in the Italian Special List by the Announcement Date, shall be entitled to exercise 3 (three) voting rights for each Ordinary Share held, after 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares A.

For this purpose, after the aforementioned time period has elapsed, each Special Voting Share A held will be converted into a Special Voting Share B.

(1)	Request for initial allotment of SVS B by Initial Electing B Shareholders

The Initial Electing B Shareholders shall be entitled to receive, on the Initial Allotment Date, a number of Special Voting Shares B corresponding to the number of Ordinary Shares that, on the Transaction Effective Date, are provided with the benefit of the Voting Increase. To this end, on the Transaction Effective Date, Ordinary Shares bearing the benefit of the Voting Increase will be automatically registered in the Loyalty Register. As of the date of such registration, such Ordinary Shares will become Initial Electing Ordinary Shares B (as defined in the Terms and Conditions).

Initial Electing B Shareholders who wish to receive Special Voting B Shares on the Initial Allotment Date should follow the procedure described in the Terms and Conditions available on Brembo’s website (www.brembo.com).

Specifically, following the completion of the Transaction, the Initial Electing B Shareholders shall for this purpose:

(a)
submit the Initial Election Form, which will be made available on Brembo’s website (www.brembo.com), duly completed and signed, to their respective intermediary within 10 (ten) business days from the Transaction Effective Date. The intermediary shall send to Brembo the Initial Election Form, appropriately completed and signed by the requesting shareholders; and

(b)	continue to hold, from the Transaction Effective Date until the Initial Allotment Date, the Ordinary Shares in respect of which the Special Voting Shares B will have been applied for.

Ownership of the Ordinary Shares on the Transaction Effective Date and the date of transmission of the Initial Allotment Form to the depository intermediary will be attested by the intermediary.

Subject to the verification of compliance with the conditions for the allotment of Special Voting Shares B, the Initial Electing Ordinary Shares B shall entitle the relevant holder to receive a corresponding number of Special Voting Shares B and will therefore become Qualifying Ordinary Shares B (as defined in the Terms and Conditions). The Special Voting Shares B will be issued no later than 15 (fifteen) business days after the Transaction Effective Date; on the same date, each Initial Electing B Shareholder will receive one Special Voting Share B for each Qualifying Ordinary Shares B held.

(2)	Request for subsequent allocation of SVS B by shareholders registered in the Italian Special List after the Announcement Date and who have not accrued the Voting Increase

In the event of a request for the allotment of SVS B by shareholders who (1) have registered (or have validly caused Brembo to receive a request for the registration of) their Ordinary Shares in the Italian Special List by the Announcement Date; and (2) are not holders of the Voting Increase as of the Transaction Effective Date, the previous period of registration in the Italian Special List will also be taken into account, subject to the conditions set forth below.

Specifically, Qualifying Ordinary Shares A held by shareholders who have registered their Ordinary Shares in the Italian Special List prior to the Announcement Date will convert into Qualifying Ordinary Shares B, according to a ratio of 1:1, and the relevant holder shall be entitled to exercise 3 (three) voting rights for each of them at the earlier of (1) the lapse of the 24th (twenty-fourth) month from the registration of the Ordinary Shares in the Italian Special List; and (2) the lapse of 1 (one) year of uninterrupted holding of Special Voting Shares A (as well as of continuous registration of the Ordinary Shares with which such Special Voting Shares A are associated in the Loyalty Register). For this purpose, the corresponding Special Voting Shares A shall convert, according to a ratio of 1:1, into Special Voting Shares B.

(3)	Request for subsequent allocation of SVS B by shareholders not on the Italian Special List by the Announcement Date

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares A, such Qualifying Ordinary Shares A will convert into Qualifying Ordinary Shares B, according to a ratio of 1:1, and the corresponding holder shall be entitled to exercise 3 (three) voting rights for each of them. For this purpose, the corresponding Special Voting Shares A will convert, according to a ratio of 1:1, into Special Voting Shares B.

c)	Entitlement to 4 (four) voting rights: allotment of Special Voting Shares C

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares B, their holders shall be entitled to exercise 4 (four) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares B will convert, according to a 1:1 ratio, into Qualifying Ordinary Shares C; and (2) the corresponding Special Voting Shares B will convert, according to a 1:1 ratio, into Special Voting Shares “C” bearing 3 (three) voting rights each (the “Special Voting Shares C” or “SVS C”).

d)	Entitlement to 5 (five) voting rights: allotment of Special Voting Shares D

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares C, their holders shall be entitled to exercise 5 (five) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares C will convert, according to a 1:1 ratio, into Qualifying Ordinary Shares D; and (2) the corresponding Special Voting Shares C will convert, according to a 1:1 ratio, into Special Voting Shares “D” bearing 4 (four) voting rights each (the “Special Voting Shares D” or “SVS D”).

e)	Entitlement to 6 (six) voting rights: allotment of Special Voting Shares E

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares D, their holders shall be entitled to exercise 6 (six) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares D will convert, according to a ratio of 1:1, into Qualifying Ordinary Shares E; and (2) the corresponding Special Voting Shares D will convert, according to a ratio of 1:1, into Special Voting Shares “E” bearing 5 (five) voting rights each (the “Special Voting Shares E” or “SVS E”).

f)	Entitlement to 7 (seven) voting rights: allotment of Special Voting Shares F

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares E, their holders shall be entitled to exercise 7 (seven) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares E will convert, according to a 1:1 ratio, into Qualifying Ordinary Shares F; and (2) the corresponding Special Voting Shares E will convert, according to a 1:1 ratio, into Special Voting Shares “F” bearing 6 (six) voting rights each (the “Special Voting Shares F” or “SVS F”).

g)	Entitlement to 8 (eight) voting rights: allotment of Special Voting Shares G

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares F, their holders shall be entitled to exercise 8 (eight) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares F will convert, according to a 1:1 ratio, into Qualifying Ordinary Shares G; and (2) the corresponding Special Voting Shares F will convert, according to a 1:1 ratio, into Special Voting Shares “G” bearing 7 (seven) voting rights each (the “Special Voting Shares G” or “SVS G”).

h)	Entitlement to 9 (nine) voting rights: allotment of Special Voting Shares H

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares G, their holders shall be entitled to exercise 9 (nine) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares G will convert, according to a ratio of 1:1, into Qualifying Ordinary Shares H; and (2) the corresponding Special Voting Shares G will convert, according to a ratio of 1:1, into Special Voting Shares “H” bearing 8 (eight) voting rights each (the “Special Voting Shares H” or “SVS H”).

i)	Entitlement to 10 (ten) voting rights: allotment of Special Voting Shares I

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares H, their holders shall be entitled to exercise 10 (ten) voting rights for each Ordinary Share held.

Specifically, (1) such Qualifying Ordinary Shares H will convert, according to a ratio of 1:1, into Qualifying Ordinary Shares I; and (2) the corresponding Special Voting Shares H will convert, according to a ratio of 1:1, into Special Voting Shares “I” bearing 9 (nine) voting rights each (the “Special Voting Shares I” or “SVS I”).

*       *       *

By signing the Power of Attorney, shareholders will grant a power of attorney to the Company and an agent (the “Agent”), whereby it will authorize and irrevocably instruct each of the Company and the Agent to represent it and act on its behalf in connection with the issuance, allotment, acquisition, conversion, sale, re-purchase and transfer of the Special Voting Shares under the Terms and Conditions. Pursuant to the Terms and Conditions, Brembo shall also be entitled to grant the same powers and obligations (in whole or in part) to the Agent. The Agent shall be entitled to represent the Company as well as to execute and sign all documentation relating to the Special Voting Shares on behalf of the Company.

3.2.3.	Key features of Special Voting Shares

The Special Voting Shares will not be tradable on Euronext Milan. The Special Voting Shares to be issued pursuant to the New Articles will have a par value of (i) Euro 0.01 (zero point zero one) for Special Voting Shares A; (ii) Euro 0.02 (zero point zero two) for Special Voting Shares B; (iii) Euro 0.03 (zero point zero three) for Special Voting Shares C; (iv) Euro 0.04 (zero point zero four) for Special Voting Shares D, (v) Euro 0.05 (zero point zero five) for Special Voting Shares E; (v) Euro 0.06 (zero point zero six) for Special Voting Shares F; (vi) Euro 0.07 (zero point zero seven) for Special Voting Shares G; (vii) Euro 0.08 (zero point zero eight) for Special Voting Shares H; and (ix) Euro 0.09 (zero point zero nine) for Special Voting Shares I.

Pursuant to Article 16.4 of the New Articles, Brembo will maintain a separate capital reserve (the “Special Capital Reserve”) in order to release the par value of the Special Voting Shares to be issued to the holders of the Qualifying Ordinary Shares. Brembo’s board of directors may decide to issue the shares at the expense of the Special Capital Reserve and to increase or decrease this Special Capital Reserve by using or releasing other reserves of the Company. If the board of directors so decides, Special Voting Shares can be issued at the expense of the Special Capital Reserve in lieu of an actual payment to Brembo of the relevant par value of the Special Voting Shares by the entitled shareholders.

The Special Voting Shares and the manner in which they are allotted are provided for and governed by the New Articles and Terms and Conditions, which are submitted to the Extraordinary Shareholders’ Meeting for approval. For additional information regarding the Special Voting Shares, please refer to the New Articles and Terms and Conditions (7).

3.2.4.	Transfer of Ordinary Shares and Special Voting Shares: removal from the Loyalty Register

While Ordinary Shares are freely transferable, Special Voting Shares cannot be transferred to third parties (except under certain circumstances, specified in the Terms and Conditions).

In order to transfer Ordinary Shares registered in the Loyalty Register, shareholders must submit to Brembo, through their respective intermediary, the de-registration request in relation to those Ordinary Shares from the Loyalty Register (the “De-Registration Request”), through the form that will be made available on the Company’s website (www.brembo.com), duly completed and signed by the requesting shareholders. Following this de-registration request, the relevant Ordinary Shares may be transferred freely.

Following the transfer of the Ordinary Shares, as well as if there is a change of control over the shareholder in question, the voting rights associated with the Special Voting Shares will be suspended with immediate effect and the Special Voting Shares will be transferred to Brembo without the recognition of any consideration (om niet). This is without prejudice to transfers to specific assignees (so-called Loyalty Transferee, as defined in the Terms and Conditions). In addition, the period of registration in the Loyalty Register will be interrupted.

3.2.5.	Possible introduction of Multiple Voting Shares

In order to reward the long term commitment of the Company’s loyal shareholders and further reinforce the Company’s stability, the New Articles provide for the possibility that Brembo’s board of directors, subject to a resolution of the shareholders’ meeting, will grant all holders of Special Voting Shares I the right to convert each of their Ordinary Shares, to which the Special Voting Shares I are combined, into a multiple voting share entitling them to 20 (twenty) votes each, (the “Multiple Voting Shares”) according to a ratio of 1:1 (the “Conversion Right”). Such Conversion Right may be exercised, subject to the adoption of the necessary resolutions of the relevant corporate bodies, in specific predetermined time windows. The Multiple Voting Shares may not be listed on any regulated market or multilateral trading facility and transfers thereof may be subject to certain restrictions.

Brembo’s board of directors may recognize the possibility of exercising the Conversion Right under the terms described above only following the prior adoption of a special shareholders’ meeting resolution, with the legal majorities, that (i) authorizes the board of directors; and (ii) amends the Company’s bylaws by providing for the introduction of the new class of special shares (the Multiple Voting Shares) and the related conversion mechanism.

(7)Pursuant to Article 21.2 of the Terms and Conditions of the Special Voting Shares, the same may be amended based on a resolution of Brembo’s board of directors, subject to the approval of Brembo’s shareholders’ meeting. The approval of Brembo’s shareholders’ meeting is not required in the case of amendments that are merely technical or required to ensure compliance with applicable laws or stock exchange regulations.

4.
Right of withdrawal: shareholders eligible to exercise the right of withdrawal, data on the cash settlement offered to shareholders for withdrawal and digital address where the Company receives any withdrawal notices

Since the Transaction entails the conversion of the adopted legal form, Brembo shareholders who do not concur in the approval of the Transaction at the Extraordinary Shareholders’ Meeting (as opposed, abstaining or absent) shall be entitled to exercise, if the relevant resolution is approved, the Withdrawal pursuant to Article 2437, paragraph 1, of the Italian Civil Code, with respect to all or part of the Brembo’s ordinary shares held.

Pursuant to Article 127-bis, paragraph 2, of the ICLF, a person in whose favor a registration on account of shares is made after the record date of the Extraordinary Shareholders’ Meeting referred to in Article 83-sexies, paragraph 2, of the ICLF (July 18, 2023) and before the starting of the of the Extraordinary Shareholders’ Meeting, is deemed not to have contributed to the approval of the resolution for the purpose of exercising the Withdrawal.

The effectiveness of the exercise of the Withdrawal by the eligible shareholders who have validly exercised it (the “Withdrawing Shareholders”) shall be conditioned upon the Cross-Border Conversion becoming effective, in accordance with the provisions of paragraph 2.4 above. The Brembo’s ordinary shares for which the Withdrawal is exercised (the “Withdrawal Shares”) may not be sold or be disposed until the transfer of such shares or verification that the Conditions have not been fulfilled (or waived, as the case may be).

Pursuant to Article 2437-bis of the Italian Civil Code, eligible shareholders may exercise their Withdrawal within and no later than 15 (fifteen) days from the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, by sending Brembo a statement (the “Statement”) (8) by one of the following methods:

(i)	registered letter with return receipt (raccomandata a.r.), addressed to Brembo S.p.A. c/o Computershare S.p.A. via Lorenzo Mascheroni n. 19, 20145 Milan; or

(ii)
electronic document signed with a digital signature pursuant to the Italian Legislative Decree No. 82 of March 7, 2005, or with another type of qualified electronic signature pursuant to the Regulation (EU) 910/2014 of the European Parliament and of the Council of July 23, 2014, transmitted from the Withdrawing Shareholder’s registered email (posta elettronica certificata – PEC) address to the following registered email’s address “operations@pecserviziotitoli.it”.

(8) The Statement shall contain the information referred to in Article 2437-bis, paragraph 1, of the Italian Civil Code, namely: (i) the personal data, tax code, domicile and a telephone number of the Withdrawing Shareholder, for communications pertaining to the Withdrawal; (ii) the number of shares for which the Withdrawal is being exercised; and (iii) an indication of the authorized intermediary with whom the account in which the Shares for which the Withdrawal is being exercised are deposited (the “Intermediary”). The Withdrawing Shareholder shall, in addition, request the Intermediary, at the same time that the Statement is sent to Brembo, the issuance of the notice certifying: (i) the uninterrupted ownership of the Withdrawal Shares by the claimant from before the opening of the proceedings of the Extraordinary Shareholders’ Meeting and until the time of the issuance of the notice by the Intermediary; as well as (ii) the absence of any lien or other encumbrances on the Withdrawal Shares. If the Withdrawal Shares are encumbered by a pledge or other lien in favor of a third party, the Withdrawing Shareholder shall also attach to the Statement the affidavit of the pledgee (i.e., the party in whose favor the lien is affixed) by which such party gives its irrevocable and unconditional consent to the release of the shares from the pledge and/or lien, as well as to the liquidation thereof, in accordance with the instructions of the Withdrawing Shareholder.

Notice of the successful registration will be announced by means of a notice published on the Company’s website (www.brembo.com), on the authorized storage mechanism “1Info” of Computershare S.p.A. (www.1info.it) as well as in a national daily newspaper.

Pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code, the liquidation value of the Withdrawal Shares to be paid to the Withdrawing Shareholders is equal to Euro 13.096 (thirteenpointzeroninetysix) for each Brembo’s ordinary share, i.e., the arithmetic average of the closing prices of Brembo’s ordinary shares on Euronext Milan in the 6 (six) months preceding the publication of the notice of call of the Extraordinary Shareholders’ Meeting occurred in June, 20 2023 (the “Liquidation Value”).

Once the period for the exercise of the Withdrawal has expired and before the Transaction becomes effective, the Withdrawal Shares shall be offered, under option and pre-emption, to the other shareholders and, thereafter, unsold Withdrawal Shares may be offered to third parties; any Withdrawal Shares that may remain unsold shall be purchased by Brembo at the Liquidation Value. The above offer and sale procedure, as well as the payment of any consideration due to the Withdrawing Shareholders, will be conditional on the completion of the Transaction. Therefore, in the event that one or more of the Conditions (9) is not fulfilled or waived, the offer and placement as well as the subsequent purchase of the Withdrawal Shares cannot take place or become effective, and they will remain at the disposal of the respective Withdrawing Shareholders.

The Company’s controlling shareholder, Nuova FourB S.r.l. supports the international Group’s strategy and, therefore, the Cross-Border Conversion. In light of the above, in order to reduce the Company’s potential disbursement resulting from the purchase of the Withdrawal Shares that are not purchased pursuant to Article 2437-quater of the Italian Civil Code, Nuova FourB S.r.l. has committed to purchase Withdrawal Shares up to a maximum aggregate value of Euro 50,000,000 (fifty million) (the “Back Stop Commitment”).

Further details on the exercise of the Withdrawal as well as information regarding the manner and terms of the liquidation procedure (including the number of Withdrawal Shares, the option and pre-emption offer as well as the market offer) will be provided to Brembo’s shareholders in accordance with applicable laws and regulations with notices published on the Company’s website (www.brembo.com), on authorized storage mechanism “1Info” of Computershare S.p.A. (www.1info.it) as well as in a national daily newspaper.

(9) As further described in the previous section. 2.4, the effectiveness of the Transaction is conditioned, inter alia, on the circumstance that the Disbursement Amount to be paid by the Company:
(a)	to Brembo shareholders who have exercised their Withdrawal in connection with the Cross-Border Conversion, pursuant to Article 2437-quater of the Italian Civil Code; and/or
(b)
to Brembo’s creditors prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Bergamo Companies Register, who have proposed opposition to the Cross-Border Conversion and/or the Capital Decrease (or, alternatively, to banks or other financial institutions in order to sufficiently secure the claims of such Brembo creditors);

not exceed in the aggregate the amount of Euro 200,000,000 (), it being understood, in any event and for the sake of clarity, that the Disbursement Amount shall be calculated upon completion of the liquidation procedure for the Withdrawal Shares, i.e. net of (1) the aggregate amount payable by the Company’s shareholders or third parties for the purchase of the Withdrawal Shares pursuant to Article 2437-quater of the Italian Civil Code and (2) the amount to be paid a pursuant to the Back Stop Commitment assumed by the majority shareholder Nuova FourB S.r.l., (equal to Euro 50,000,000 (fifty million)), as well as any other purchase or commitment to purchase the Withdrawal Shares.

5.	Impact of the Transaction on shareholders, creditors and employees

5.1.	Impact of the Transaction on shareholders

5.1.1.	Treatment, if any, of particular classes of members and holders of securities other than shares

As of the date of this Report, the Company has not issued any class of shares other than ordinary shares, nor has it issued any securities other than ordinary shares.

5.1.2.	Rights that will accrue to Brembo shareholders as a result of the effectiveness of the Transaction and corporate governance

The rights currently enjoyed by Brembo shareholders will change as a result of the completion of the Transaction, because the Company, as of the Transaction Effective Date, will take the corporate form of a public company with limited liability (naamloze vennootschap)(N.V.) governed by the laws of the Netherlands (and no longer, with limited and specific exceptions, by Italian law) and the New Articles will come into effect.

The following are the most significant differences in terms of shareholder rights:

(i)	Brembo shareholders’ meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (including Schiphol Airport), the Netherlands;

(ii)	notice of the shareholders’ meeting shall be published at least forty-two (42) days in advance of the date of the meeting;

(iii)
the rights of Brembo’s shareholders to call a shareholders’ meeting and to request the supplementation of the agenda of a shareholders’ meeting will require the possession of a higher shareholding in the capital than currently provided (i.e., 10% (ten percent) instead of 5% (five percent) of the share capital for calling the meeting, and 3% (three percent) instead of 2.5% (two point five percent) of the share capital for supplementing the agenda);

(iv)	Dutch law does not provide for the institution of withdrawal rights (except in the case of cross-border transactions);

(v)
under Dutch law, there are no regulatory rules for the solicitation of proxies, whereas under Italian law one or more of Brembo’s shareholders (or Brembo or any other authorized person) or any other authorized person may conduct a solicitation of proxies from shareholders based on specific instructions and rules;

(vi)
shareholders who are entitled to do so will lose the benefit of the Voting Increase provided for in Article 127-quinquies of the ICLF, although they will be able to request, in compliance with the conditions indicated in paragraph 3.2.2, the allotment of Special Voting Shares and Multiple Vote Shares;

(vii)
Brembo will adopt a so-called one-tier board structure, in which there is no board of statutory auditors or, in any case, a control body separate from the board of directors. Brembo’s current board of statutory auditors, therefore, will cease to serve on the Transaction Effective Date, and the control function will be performed by the non-executive directors, who, in accordance with the Dutch Corporate Governance Code (as defined below), will constitute the majority of the members of the board of directors (10);

(10) With reference to the internal organization and work of the board of directors, it is also expected that, following the completion of the Transaction, the latter board of directors will adopt board rules in accordance with the best practices applicable to Dutch companies.

(viii)
Brembo’s directors will no longer be appointed by the slate voting mechanism currently provided for in the Company’s bylaws but on the basis of the binding nomination system proposed by the board of directors and submitted to the shareholders’ meeting;

(ix)
in accordance with Dutch law, the audit of the Company must be carried out by an auditing firm based in the Netherlands. To this end, considering, on the one hand, the advisability of avoiding - as far as possible - situations of discontinuity in the performance of the current statutory audit assignment (entrusted to Deloitte&Touche S.p.A. by resolution of the shareholders’ meeting of April 22, 2021), it is deemed appropriate that, with the resolution approving the Cross-Border Conversion, the Extraordinary Shareholders’ Meeting establish that the statutory audit of the accounts will be carried out, as of the Transaction Effective Date, by the auditing firm belonging to the Deloitte network based in Amsterdam (i.e., Deloitte Accountants B.V.), which will be able to easily coordinate with Deloitte&Touche S.p.A. in the initial stages of the engagement and thus ensure a rapid and efficient transition; and

(x)
the laws of the Netherlands do not provide for the position of manager in charge of the preparation of the financial corporate documents (dirigente preposto alla redazione dei documenti contabili societari). Therefore, on the Transaction Effective Date, Brembo’s manager in charge of the preparation of the financial corporate documents currently in office will cease to hold its office provided that the Company will maintain an adequate internal control and risk management system as well as appropriate administrative and accounting procedures for the preparation of the annual and consolidated financial statements as well as any other financial reporting.

For further information on the corporate governance system and regulations applicable to Brembo and its shareholders as of the Transaction Effective Date, please refer to paragraph 6, the text of the New Articles (Annex A) and the table containing a comparative summary of the provisions currently in force and those that will be applicable as of the Transaction Effective Date (Annex C).

For tax impacts on shareholders, please refer to paragraph 7 below.

5.2.	Impact of the Transaction on creditors

The Transaction will take place under the continuity of legal relations and, therefore, will have no impact on the Company’s relations with its creditors. Moreover, based on the information available as of the date of this Report, there is nothing to indicate that the Company may, once the Transaction becomes effective, be unable to meet its obligations as they fall due.

However, in line with certain Italian notarial guidelines and opinions (11) and taking into account that in the context of the Transaction a Share Capital Decrease is envisaged, the Cross-Border Conversion will not be executed before 90 (ninety) calendar days have elapsed since the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, provided that within this period no corporate creditor prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting has filed an opposition.

(11) See opinion E.B.3. of the Interregional Committee of Notarial Boards of The Three Venetias: “It is preferable to consider that the cancellation of the company from the Italian Commercial Register cannot take place before sixty days have elapsed since the registration of the resolution without any objections from creditors.”

5.3.	Impact of the Transaction on employees

The Transaction will take place under the continuity of legal relations and, therefore, will also have no impact on the Company’s relations with its employees, which will continue to be governed by Italian law.

For the purpose of its Transactions in Italy, it is in any case provided that the Company shall establish a branch office with permanent representation in Italy, pursuant to Article 2508 of the Italian Civil Code.

With reference to Brembo’s incentive plans currently in place, the Transaction will have no impact on them and, therefore, the beneficiaries, after the Transaction Effective Date, will maintain the same rights.

6.	Discipline applicable to the Company and its shareholders as of the Transaction Effective Date

As indicated in the previous paragraph, the Cross-Border Conversion will result in the Company being governed, as of the Transaction Effective Date, by the laws of the Netherlands (and no longer, with limited and specific exceptions, by Italian law). In this regard, the most relevant profiles in terms of the rules applicable to Brembo and its shareholders following the Cross-Border Conversion are indicated below.

6.1.	Corporate governance

(i)	Administrative body

The completion of the Transaction will not result in changes to the current composition of Brembo’s board of directors, whose members will remain in office after the Transaction Effective Date and until the date of the shareholders’ meeting called to approve the financial statements for the year ending December 31, 2025.

However, some aspects of Brembo’s system of administration under the New Articles differ from the system of administration under the bylaws currently in force. In fact, Brembo will adopt a one-tier board system, consisting of executive directors and non-executive directors, the latter of whom will also supervise the executive directors. Directors will hold office for a period not exceeding four years and may be re-elected.

Pursuant to the New Articles (and in accordance with what is currently provided for), Brembo’s board of directors shall consist of a minimum of 5 (five) to a maximum of 11 (eleven) directors.

In accordance with the best practices applicable to Dutch companies, it is envisaged that the Company will establish internal committees of the board of directors in line with the existing ones, namely the audit and risk committee and the remuneration and nomination committee. In any case, the board of directors may establish other committees, identifying their duties and powers, it being understood that, under all circumstances, the board of directors will remain fully responsible for the decisions made by these committees.

It is also planned that following the Cross-Border Conversion a new remuneration policy will be submitted to the Shareholders’ Meeting for approval. This policy will be adopted in accordance with Dutch law and the New Articles. It is, however, understood that the incumbent directors will continue to receive compensation that (i) in economic terms, will be substantially equivalent to that to which they are entitled pursuant to the resolution of appointment adopted by the Company’s Shareholders’ Meeting on April 20, 2023, as well as (ii) will be substantially in accordance with the rules and principles set forth in the remuneration policy approved by the Brembo’s board of directors and subsequently by the Shareholders’ Meeting on March 2, 2023 and April 20, 2023, respectively.

(ii)	Control body

Brembo will adopt a governance system that does not provide for a board of statutory auditors and, therefore, on the Transaction Effective Date the board of statutory auditors currently in office will cease to exist and no new board of statutory auditors will be appointed. It is, in any case, envisaged that the Company will establish an audit and risk committee (“Audit Committee”) in line with the one existing today, which will be entrusted with audit duties in accordance with Dutch statutory and regulatory provisions. The Supervisory Board provided for under Italian Legislative Decree no. 231 of June 8, 2001 (the “Legislative Decree 231”) will also be retained.

The Audit Committee will be responsible for, inter alia, assisting the board of directors in carrying out the tasks entrusted to it in the area of internal control, assessing the proper use of accounting standards and their uniformity for the purpose of preparing the consolidated financial statements, and supervising the effectiveness of the audit process, reporting periodically to the board of directors on its activities as well as on the adequacy of the internal control system.

(iii)	Dutch Corporate Governance Code

Following the completion of the Transaction, Brembo will no longer adopt, as a reference model for its corporate governance, the provisions of the corporate governance code for listed companies adopted by the corporate governance committee promoted by Borsa Italiana S.p.A. Instead, the Company will comply with the Dutch corporate governance code (the “Dutch Corporate Governance Code” or “DCGC”), which contains provisions on best practices applicable to companies with registered offices in the Netherlands whose shares are listed on regulated markets (including foreign markets). These principles are to be regarded as a general guide to good corporate governance and compose a set of standards governing the conduct of each corporate body of a listed Dutch company.

The application of the DCGC is based on the so-called comply-or-explain principle. Consequently, listed companies are required to provide, in the annual management report drafted by the board of directors, information on whether or not they comply with the various principles and best practice provisions set forth in the DCGC. If a company compliance departs from a principle or best practice provision, it must provide a substantive and transparent explanation for any departures.

Brembo’s board of directors recognizes the importance of good corporate governance and agrees with the general approach and the majority of the provisions of the DCGC.

Notwithstanding the fact that the completion of the Transaction will not result in changes to the current composition of Brembo’s board of directors, it should be noted that the current chairman of the board of directors is an executive director who cannot be considered independent under Dutch law, and in particular under the DCGC; therefore, it is envisaged that the board of directors will retain its executive chairman and, in addition, appoint one of its non-executive members as “lead non-executive director,” and the latter will serve as the formal chairman of the board of directors.

Any deviations from best practices will be explained, in accordance with the DCGC, in the annual management report drafted by the board of directors.

6.2.	Applicability of the rules of Italian and Dutch law on takeover bids

Given that Brembo’s ordinary shares will continue to be listed on Euronext Milan following the completion of the Transaction, takeover bids involving Brembo shares will be subject in part to Dutch law and in part to certain regulations under Italian law.

The rules of Dutch law and those of Italian law will apply in different areas.

In particular, pursuant to Article 101-ter, paragraph 4, of the ICLF, which is also applicable as a result of the Cross-Border Conversion, matters relating to the consideration of the offer and the procedure of the offer (in particular, the disclosure requirements regarding the decision to proceed with the offer, the content of the offer document, and the disclosure of the offer), while matters of company law will be governed by Dutch law, in particular, the thresholds upon exceeding which the obligation to make a takeover bid follows and the exceptions to this obligation, as well as the conditions under which the board of directors of the offeree company may perform acts or transactions that may counteract the achievement of the objectives of the offer.

With particular reference to mandatory takeover bids, the Dutch Financial Supervision Act (Wet op het financieel toezicht) provides, in summary, that a shareholder who acquires a position of predominant control over a listed company is obliged to submit a takeover bid for all of the shares of the company in question, where predominant control is understood to mean that a shareholder can exercise at least 30% (thirty percent) of the voting rights in the company’s shareholders’ meeting. In addition, the Dutch Financial Supervision Act provides for exemptions from the obligation to submit a takeover bid, such as in the event that the shareholder reduces its shareholding below the applicable threshold within 30 (thirty) days and in the event that a person, having submitted a voluntary takeover bid, can exercise as a result of it at least 50% (fifty percent) of the voting rights in the company’s shareholders’ meeting.

With reference to the thresholds above at which the obligation to submit a takeover bid is triggered, it should be noted that Dutch law does not provide a provision similar to that on the so-called “consolidation” takeover bis, as set out in Article 106, paragraph 3, letter b), of the ICLF.

6.3.	Reporting requirements for major holdings

As of the Transaction Effective Date, disclosure requirements for significant holdings in the Company’s capital will be governed by the laws of the Netherlands.

Specifically, pursuant to the Dutch Financial Supervision Act, any person who, directly or indirectly acquires or dispose of an actual or potential interest in the capital or voting rights of Brembo must immediately notify the Dutch Authority for the Financial Markets, (Stichting Autoriteit Financiële Markten: the “AFM”), through a designated portal, if, as a result of such acquisition or disposal, the percentage of the capital interest or voting rights held by such person in the Company reaches, exceeds, or falls below the following thresholds: 3% (three percent), 5% (five percent), 10% (ten percent), 15% (fifteen percent), 20% (twenty percent), 25% (twenty-five percent), 30% (thirty percent), 40% (forty percent), 50% (fifty percent), 60% (sixty percent), 75% (seventy-five percent), and 95% (ninety-five percent).

The disclosure requirement also applies if a person’s capital interest or voting rights reaches, exceeds, or falls below the above thresholds as a result of a change in the Company’s total issued share capital and/or voting rights. Such notification shall be made no later than the fourth trading day following the date on which the AFM published the Company’s notification of the change of its issued share capital or voting rights.

In addition, every holder of 3% or more of the Company’s share capital or voting rights whose interest changes in respect of the previous notification of the AFM by reaching or crossing one of the thresholds mentioned above as a consequence of the interest being differently composed due to an exchange of, for example, options for shares, must notify the AFM of the changes within four trading days after the date on which the holders knows or should have known that their interest reaches or crosses a relevant threshold.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (a) shares and voting rights directly held (or acquired or disposed) by any person; (b) shares and voting rights held (or acquired or disposed of) by such person’s controlled entity or by a third party for such person’s account or by a third party with whom such person has concluded an oral or writing voting agreement; (c) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights against a payment; (d) shares which such person (directly or indirectly), or third party referred to above, may acquire pursuant to any option or other right to acquire shares; (e) shares that determine the value of certain cash- settled financial instruments such as contracts for difference and total return swaps; (f) shares that must be acquired upon exercise of a put option by a counterparty; and (g) shares that are the subject of another contract creating an economic position similar to a direct or indirect holding in those shares.

Therefore, anyone who, as of the Transaction Effective Date, holds an interest in the share capital equal to at least 3% (three percent) of Brembo’s issued share capital, or a percentage of voting rights equal to at least 3% (three percent) of Brembo’s voting rights, must then take steps to notify the AFM without delay.

Each board member, for his or her part, shall also notify the AFM of the number of shares in Brembo (including any option rights) and the number of voting rights in Brembo he or she holds as of the Transaction Effective Date, as well as any subsequent changes.

Failure to comply with the reporting requirements under the Market Abuse Regulation and the Dutch Financial Supervision Act, described above, constitutes an economic tort (economisch delict) under Dutch law and may result in criminal or administrative sanctions, imprisonment or other sanctioning measures. The AFM may impose administrative sanctions or measures to enjoin the offending conduct, assisted by payment obligations for failure to comply. Where criminal charges are formulated, the AFM is no longer permitted to apply administrative sanctions; conversely, the formulation of criminal charges is no longer permitted where administrative sanctions have already been applied. In addition, the civil judicial authority may take measures against any person who fails to report, or fails to properly report, to the AFM circumstances that must be reported. A request to impose such measures must be submitted by the Company and/or one or more shareholders who, alone or together with others, represent at least three percent (3%) of the Company’s issued share capital or are able to exercise at least three percent (3%) of the voting rights. Measures that the civil judicial authority may take include: (a) order to the person who has failed to comply with the disclosure obligation under the Dutch Financial Supervision Act to make due disclosure; (b) suspension of the exercise of voting rights for up to 3 (three) years, as determined by the court; (c) annulment of the resolution adopted by the shareholders’ meeting, if the court finds that the resolution itself would not have been adopted without the casting vote of the person subject to the disclosure obligation, or suspension of the effectiveness of the resolution adopted by the shareholders’ meeting until the decision on the annulment, if any; and (d) prohibition of a person who has violated the disclosure duties under the Dutch Financial Supervision Act, for a maximum period of 5 (five) years, as determined by the court, from acquiring shares and/or voting rights of Brembo.

6.4.	Related party transactions

As of the Transaction Effective Date, the provisions of the regulation on related parties’ transactions, as approved by CONSOB with Resolution No. 17221 of March 12, 2010, will no longer apply to the Company because of its Dutch nationality. Likewise, the procedure on related party transactions adopted pursuant to the mentioned regulation by resolution of the Company’s board of directors on November 12, 2010, as last amended by resolution of the board of directors on May 10, 2021, will also cease to apply.

After the Transaction Effective Date, the rules of Dutch law will apply to related party transactions.

Under Dutch law, material transactions with related parties not entered into within the ordinary course of business or not concluded on normal market terms, will need to be approved by the board of directors of Brembo and be publicly announced at the time that the transaction is entered into. In addition, certain items in respect of any such related party transaction not concluded on normal market terms must be disclosed in the explanatory notes to the Company’s annual financial statements.

In addition, the DCGC requires that all transactions in which a conflict of interest with members of the board of directors emerges must be negotiated and concluded on terms that are customary in the market. Transactions in which a conflict of interest emerges with members of the board of directors, and which are of material significance to Brembo or the member of the board of directors, require the approval of the non-executive directors. Such transactions must be reported in the annual management report of the board of directors.

The DCGC contains similar best practices in relation to all transactions that are entered into between Brembo and individuals or legal entities that hold an interest of at least 10% (ten percent) of the Company’s share capital.

Additional regulations under Dutch law also require the board of directors to give evidence of material related party transactions that have been concluded outside the normal course of business or on terms not customary in the market. No shareholders’ approval is required.

It is also expected that following the Cross-Border Conversion, Brembo’s board of directors will adopt a policy on related party transactions compliant with the laws of the Netherlands.

6.5.	Legislative Decree 231 and code of ethics

As of the Transaction Effective Date, the Italian regulations set forth in Legislative Decree 231, governing the administrative liability of companies and entities, will no longer apply to Brembo.

Notwithstanding the foregoing, considering the fact that Brembo will only transfer its registered office to the Netherlands and not the production plants, the Company will in any case continue to apply the organization, management and control model adopted pursuant to Article 6 of Legislative Decree 231 (as most recently updated in July 2022) and the Supervisory Board - set up pursuant to that legislation - will continue to operate in its current composition.

In addition, it is expected that following the Cross-Border Conversion, the Group Code of Ethics adopted by a resolution of the Company’s board of directors on December 18, 2015, will be maintained.

6.6.	Market abuse

The provisions of Regulation 596/2014/EU of the European Parliament and of the Council of April 16, 2014 on market abuse, as directly applicable within the European Union, will continue to apply following the Cross-Border Conversion.

6.7.	Corporate information

As Brembo’s ordinary shares will remain listed only on Euronext Milan, an Italian regulated market, Brembo will remain subject to the following provisions of the ICLF regarding corporate information: Article 114 (Disclosures to the public), Article 114-bis (Disclosure to the market regarding the allocation of financial instruments to corporate officers, employees or collaborators), and Article 115 (Disclosures to CONSOB).

Pursuant to Article 114 of the Issuers’ Regulations, Brembo will also be required to provide, in the manner set forth in Article 112-bis of the Issuers’ Regulations, information equivalent to that set forth in Part III, Title II, Chapter II, Section IV “Information on Extraordinary Transactions” and Section VI “Other Information,” of the Issuers’ Regulations, having regard to the Dutch corporate system.

Finally, pursuant to Article 112-bis of the Issuers’ Regulations (Methods of dissemination of regulated information), Brembo will continue to disseminate regulated information in accordance with the provisions of Articles 65-bis, 65-ter, 65-quater, 65-quinquies, 65-sexies, 65-septies, paragraph 5, and 65-novies of the Issuers’ Regulations.

7.	Tax aspects of the Transaction

The Company, also as a result of the Transaction, will maintain its tax residence in Italy, both under Italian law (see Article 73, paragraph 3, of Presidential Decree No. 917 of December 22, 1986, the “TUIR”) and under applicable international law (see Article 4, paragraph 3, of the Convention against double taxation in force between Italy and the Netherlands), as the seat of the Company’s administration and effective management will remain in Italy.

As a result, the Company’s tax obligations, as required by current Italian law, will remain unchanged and the exit tax provisions of Article 166 of the TUIR (so-called exit tax) will not be applicable.

For Dutch tax resident shareholders only, there is a risk that the Transaction may result in the application of an additional withholding tax on future dividends distributed. In any case, there are - in the Company’s opinion - reasonable grounds to exclude the application of such further withholding taxes.

Shareholders are in any case required to consult their advisors regarding any other relevant tax profile of their investment in the Company as a result and effect of the Transaction.

8.	Special advantages, if any, conferred in favor of individuals who are responsible for the administration or members of the Company’s supervisory bodies

In connection with the Cross-Border Conversion, there are no plans to grant any special benefits to individuals who are responsible for the administration or members of Brembo’s supervisory bodies.

9.	Public grants and loans received by the company, in any form, in Italy during the 5 (five) years prior to the date of this report

In the period between January 1, 2018 and the date of this Report (i.e., in the 5 (five) years prior to the date of this Report), Brembo and the other companies in the Group have received the following public grants and loans in Italy:

#	Description of the public grant and loan received	Ref. In the annual financial report
Financial year 2018
(i)	Non-repayable grant disbursed by Regione Lombardia, in favor of Brembo, for the amount of Euro 646,000 (six hundred and forty-six thousand) pursuant to D.R. 5245 of May 31, 2016.	See page 218 of the annual financial report for the year 2018
(ii)	Subsidized loan granted by the Ministry of Economic Development, in favor of Brembo, for the amount of Euro 86,000 (eighty-six thousand).	See page 231 of the annual financial report for the year 2018
Financial year 2019
(iii)	Non-repayable grant disbursed by Regione Piemonte, in favor of Brembo, for the amount of Euro 22,000 (twenty-two thousand).	See page 189 of the annual financial report for the year 2019
Financial year 2020
--	--	--
Financial year 2021
(iv)	Non-repayable grant disbursed by Regione Piemonte, in favor of Brembo, for the amount of Euro 11,000 (eleven thousand) for industrial research and experimental development projects.	See page 205 of the annual financial report for the year 2021
(v)	Subsidized loan granted by the Ministry of Economic Development (Ministero dello Sviluppo Economico), in favor of Brembo, for the amount of Euro 982,000 (nine hundred eighty-two thousand).	See page 217 of the annual financial report for the year 2021
(vi)	Subsidized loan granted by the Ministry of Education and Merit (Ministero dell’Istruzione e del Merito), in favor of Brembo, for the amount of EUR 110,000 (one hundred and ten thousand)	See page 217 of the annual financial report for the year 2021
Financial year 2022
(vii)	Non-repayable grant disbursed by Regione Lombardia, in favor of Brembo, in the amount of Euro 834,000 (eight hundred thirty-four thousand) pursuant to Article 2, paragraph 3 (d) of L.R. no. 29/2016	See page 193of the annual financial report for the year 2022
(viii)
Non-repayable grant disbursed by Regione Lombardia, in favor of Brembo, for the amount of Euro 129,000 (one hundred and twenty-nine thousand) pursuant to D.G.R: no. 727 of November 5, 2018 and D.R. 18854 of December 14, 2018
See page 193 of the annual financial report for the year 2022
(ix)
Non-repayable grant from the Ministry of Education and Merit (Ministero dell’Istruzione e del Merito), in favor of Brembo, in the amount of Euro 120,000 (one hundred and twenty thousand) pursuant to D.D. no. 257 of May 30, 2012
See page 193 of the annual financial report for the year 2022
Financial year 2023 (up to the date of this Report)
---	--	--

In the period between January 1, 2018 and the date of this Report (i.e., in the 5 (five) years prior to the date of this Report), no measures of revocation or forfeiture of benefit have been taken against Brembo or other companies in the Group in relation to public grants or loans received.

As of the date of this Report, there are no ongoing proceedings aimed at obtaining the revocation or forfeiture of benefits in relation to public grants or loans received by Brembo or other Group companies.

10.	Indicative timetable of Transaction

Below is there an indicative timetable for the Transaction:

-	June 20, 2023: announcement of the Transaction to the market;

-	July 27, 2023: Extraordinary Shareholders’ Meeting to approve the Transaction;

-	by the end of 2023: subject to the fulfillment, or waiver, of the Conditions and completion of all preliminary formalities, execution of the Transaction by execution of the Dutch Notarial Deed.

11.	Proposed resolution

All of the above, we submit for your approval the following:

“The Extraordinary Shareholders’ Meeting of Brembo S.p.A. (“Brembo” or the “Company”)

―
examined the explanatory report of the board of directors drafted pursuant to Article 125-ter of Legislative Decree No. 58 of February 24, 1998 and Articles 72 and 84-ter of CONSOB Regulation No. 11971 of May 14, 1999 (the “Report”);

―	having acknowledged the proposal submitted by the board of directors of the Company;

resolves

(1)
to approve the cross-border conversion of the Company from Italy (as the state of departure) to the Netherlands (as the state of destination), without the Company being dissolved or going into liquidation and retaining its legal personality (the “Cross-Border Conversion”) and determine that the Cross-Border Conversion be carried out and perfected as follows:

A.
the adoption by the Company of the legal form of a public company with limited liability (naamloze vennootschap) - substantially equivalent to the corporate type of joint-stock company (società per azioni) under Italian law - governed by the laws of the Netherlands, resulting in the assumption of the name “Brembo N.V.”, with registered office in Amsterdam, the Netherlands, with consequent registration in the Dutch commercial register, while retaining, however, its tax residence in Italy and without any reorganization of its operating activities and people, who will continue seamlessly to operate in Italy through the establishment of a secondary office. The Company will also retain its current VAT number and Italian tax code;

B.
the adoption of a new text of bylaws in accordance with the laws of the Netherlands attached to these minutes sub Annex [A] (the “New Articles”), which will result in the amendment, in accordance with Dutch law, of the company name and registered office and – inter alia – of the system of administration and control, the mechanism for the appointment of directors, and certain administrative rights of shareholders;

C.
the adoption by the Company of the “Terms and Conditions of the Special Voting Shares” attached to these minutes sub Annex [B], acknowledging that the Company, in addition to ordinary shares, may issue special voting shares to be allotted to shareholders who have validly applied for them and are eligible to receive them, in accordance with the provisions of the New Articles and the aforementioned terms and conditions, all pursuant to a notarial deed of conversion and amendment to be entered into by the Company under the laws of the Netherlands (the “Dutch Notarial Deed”);

D.
the Company will continue to be managed by a board of directors composed of the directors in office as of the date of the Cross-Border Conversion, who will remain in office until the date of the natural expiry of their term of office;

E.	engineer Alberto Bombassei will continue to serve as chairman emeritus indefinitely;

F.	the board of statutory auditors of the Company will cease to exist because it is not provided for under the laws of the Netherlands;

G.
the audit of the Company will be carried out, pursuant to Dutch law, by an auditing firm based in the Netherlands. The auditing firm belonging to the Deloitte network being based in Amsterdam (i.e. Deloitte Accountants B.V.) will take over, without interruption, from Deloitte & Touche S.p.A. until the expiration of the appointment given to the latter, i.e., until the approval of the financial statements for the financial year 2030. Therefore, pursuant to Article 30.1 of the New Articles, Deloitte Accountants B.V. will be appointed as the statutory auditor in charge of auditing the Company’s financial statements for the financial years 2023 to 2030 (inclusive);

H.	a new remuneration policy, which will be drafted in accordance with the Dutch law and the New Articles, will be submitted to the shareholders’ meeting for approval;

(2)
to reduce the share capital on a voluntary basis, pursuant to Article 2445 of the Italian Civil Code, without cancellation of any of the Company’s ordinary shares and without any reimbursement of the share capital to the Company’s shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current implied par value of Euro 0.104 (zero point one hundred and four) to Euro 0.01 (zero point zero one), and thus, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (amounting to no. 333,922,250) does not change and that no Brembo shareholder exercises the right of withdrawal due in connection with the Cross-Border Conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty) (the “Share Capital Decrease”);

(3)
to acknowledge that the resolution to reduce the share capital referred to in item (2) above may be executed subject to (i) the expiration of the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo in the absence of oppositions by Company’s creditors prior to registration; and (ii) the fulfillment of, or (as the case may be) the waiver of, the Conditions (as defined below), immediately prior to its completion;

(4)
to add to Article 5 of the bylaws (attached hereto sub Annex [C]) the following provision “The Extraordinary Shareholders’ Meeting held on July 27, 2023 resolved to reduce the share capital on a voluntary basis, pursuant to Article 2445 of the Italian Civil Code, without cancellation of any of the Company’s ordinary shares and without any reimbursement of the share capital to its shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current implied par value of Euro 0.104 (zero point one hundred and four) to Euro 0.01 (zero point zero one), and thus, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (equal to no. 333,922,250) does not change and that no Brembo shareholder exercises the right of withdrawal due in connection with the cross-border conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty); subject to (i) the expiration of the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo in the absence of oppositions by Company’s creditors prior to registration; and (ii) the fulfillment of, or (as the case may be) the waiver of, the conditions upon the occurrence of which the completion of the cross-border conversion is conditional, immediately prior to the completion of the conversion itself.”;

(5)
to determine that the completion of the Cross-Border Conversion is conditional on the fulfillment of each of the following conditions precedent (the “Conditions”), granting to the board of directors all necessary or even appropriate powers and authority to waive them in whole or in part:

A.
that no governmental entity of any competent jurisdiction has approved, issued, promulgated, implemented or submitted any measure, which is effective and has the effect of prohibiting or rendering invalid the performance of the Cross-Border Conversion;

B.	that the amount of money, if any, to be paid by the Company

(i)	pursuant to Article 2437-quater of the Italian Civil Code, to Brembo’s shareholders who have exercised the right of withdrawal due in connection with the Cross-Border Conversion; and/or

(ii)
to Brembo’s creditors prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, who have proposed opposition to the Cross-Border Conversion and/or the Share Capital Decrease (or, alternatively, to banks or other financial institutions in order to sufficiently secure the claims of such Brembo’s creditors);

shall not exceed in the aggregate the amount of Euro 200,000,000 (two hundred million);

C.
that have not occurred, at any time prior to the execution of the Dutch Notarial Deed, at a national or international level, (a) events or situations not known to the Company and/or the market, involving significant changes in the regulatory, political, financial, economic, currency or market situation, nationally or internationally, or any escalation or aggravation thereof that would have substantially adverse effects on the Transaction, the Company and/or the Group; and/or (b) events or situations of an extraordinary nature which, individually or in the aggregate, cause, or could reasonably be expected to cause, materially adverse effects on the legal situation, business as well as on the financial, equity and/or economic conditions (including prospective) of the Company and/or the Group and/or on the performance of Brembo’s ordinary shares on Euronext Milan. It is understood that this Condition also includes, specifically, any events or situations listed in (a) and (b) above that may occur as a result of, or in connection with, the release of COVID-19, the Russia-Ukraine politico-military crisis and China-U.S. politico-military tensions that, although they are events in the public domain as of the date of this Report, may result in detrimental effects, in the terms set forth above, that are new and not anticipated or foreseeable;

(6)
to grant to the executive chairman of the board of directors of the company, Dr. Matteo Tiraboschi, and with the power to sub-delegate and the power to appoint special attorneys, all broader powers, none excluded and excepted, to execute all of the foregoing resolutions, including but not limited to the power to:

(i)	ascertain the fulfillment of the Conditions, or the waiver, in whole or in part, of one or more of these Conditions by the board;

(ii)
define, enter into and sign any deed or document necessary or appropriate for the purposes of the full execution of these resolutions, including, without limitation, the amendment of the current bylaws of the Company, the Dutch Notarial Deed and any other deed or document, to be signed in Italy or abroad, aimed at effectuating the Cross-Border Conversion, including the registration of the Company with the Dutch Commercial Register and the request for the cancellation of Brembo from the competent Italian Companies’ Register, once the registration procedure in the competent Dutch Commercial Register is completed;

(iii)
carry out all necessary or appropriate activities for the purpose of the procedure for the liquidation of ordinary shares of the Company that may be subject to the right of withdrawal due to the shareholders of the Company who did not participate in the approval of this resolution;

(iv)	undertake all necessary or appropriate activities for the purpose of establishing in Italy a secondary office of the Company with permanent representation pursuant to Article 2508 of the Civil Code;

(v)
comply with all formalities required for these resolutions to obtain all necessary approvals, with the power to introduce in the same resolution and in the text of the New Articles such amendments, additions, deletions as may be required by the competent authorities, whether Italian or foreign, or at the time of registration in the competent Dutch Commercial Register or the Italian Companies’ Register.”

Stezzano (Bergamo), June 20, 2023

For the Board of Directors.

the Chairman (signed by Matteo Tiraboschi)